Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2010 Results and Appointment of Non-executive Chairman

•                  Strong growth in International and Institutional markets offset by declines in US consumer market

•                  Laurence Franklin, former Tumi Inc. CEO, to serve as non-executive chairman

ARLINGTON, VA — February 28, 2010 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the fourth quarter and full year 2010 as summarized below:

	Three Months Ended			Twelve Months Ended
US$ thousands	December 31,		%	December 31,		%
except per-share data	2010	2009	change	2010	2009	change
Total revenue	$74,280	$78,311	(5)%	$258,868	$252,271	3%
Sales bookings(1)	81,814	77,255	6%	279,920	262,634	7%

Net income	4,965	12,157	(59)%	13,284	13,363	(1)%
Net income (loss) per diluted share:	0.23	0.58	(60)%	0.63	0.67	(6)%
Operating EBITDA(1)	13,356	20,315	(34)%	44,731	59,021	(24)%

Cash flow from operations	15,074	24,882		31,706	41,150
Purchases of property and equipment	(2,560)	(1,285)		(8,256)	(8,455)
Free cash flow	12,514	23,597		23,450	32,695

(1)Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“Although we enjoyed continued success in international and institutional, we experienced challenges in our US consumer business in the fourth quarter, and therefore achieved overall company results that were below expectations,” said Tom Adams, president and chief executive officer of Rosetta Stone.  “We see the challenges in US consumer continuing in the first quarter of 2011, but we are implementing a set of near-term actions to stabilize our business in the US consumer market, which includes realigning our cost structure while fundamentally revitalizing our go-to-market strategy.

“In 2011, we expect to see strong growth in both international consumer and worldwide institutional markets, where we have exciting opportunities,” Adams continued.  “Our instructional technology is the best available, combining interactive self-study, conversational coaching and an online community to offer students the most effective and enjoyable learning experience possible.”

Fourth Quarter 2010 Operational and Financial Highlights

•                  Revenue down 5% year-over-year on sales bookings growth of 6%:  Bookings, which records executed sales contracts received by the company, grew on strength in both international and institutional sales, partially offset by declining sales to U.S. consumers.

	Three Months Ended
	Dec 31,	Dec 31,
	2010	2009*	% change
Total units sold (000)	173.4	195.6	(11)%
Average sales price per unit	$389	$341	14%

*previously-reported data has been re-classified to include sales to home-school learners; data for additional quarters available at investors.rosettastone.com

Bookings for consumer sales reflected lower units sold at higher average prices.  Rosetta Stone sold 173,400 units in the quarter, down 11% from a year earlier, at an average price of $389 each, up 14% from a year ago.

Revenue and bookings in the fourth quarter were negatively affected by the decision to move Borders, a retail partner that filed for Chapter 11 bankruptcy reorganization, to a cash-basis for both revenue and bookings.  This reduced both revenue and bookings by approximately $1.7 million and $2.0 million, respectively.

•                  Increasingly diversified revenue:  Revenue from subscription sales represented 17% of total revenue for Q4, up from 12% a year ago.  Subscription revenue is derived primarily from institutional sales and from sales of Version 4 TOTALe to US consumers.  Version 4 sales include both an online-subscription component and a product (software and hardware) component.  Rosetta Stone also offers some online-only subscriptions for consumers worldwide.  The mix of revenue from three primary markets, US consumer, worldwide institutional and international consumer, also continued to diversify.

	Three Months Ended
	Dec 31,	Dec 31,
US$ thousands	2010	2009*	% change
Sales bookings from
US consumers	$52,243	$58,900	(11)%
Worldwide institutions	14,395	10,495	37%
International consumers	15,176	7,861	93%

Global consumer revenue attributable to:
Direct to consumer	$34,497	$35,080	(2)%
Kiosks	9,533	13,195	(28)%
Global retail partners	16,003	18,708	(14)%

*previously-reported data has been re-classified to include sales to home-school learners in the consumer markets; it had previously been reported in the institutional market.

•                  US consumer bookings down 11%:  Bookings from sales to US consumers for the fourth quarter were $52.2 million, compared to $58.9 million a year ago.  The change reflects fewer units sold, partially offset by higher average sales price per unit.  The fourth quarter is typically strong in the US consumer market, reflecting holiday gift-buying.  US consumers generated 64% of total bookings in the quarter, up from 56% in the third quarter due to holiday buying, but down from 76% a year ago.

•                  Worldwide Institutional bookings up 37%:  Bookings from institutions grew to $14.4 million from $10.5 million a year ago, primarily reflecting strong sales to corporations in the seasonally best quarter for corporate sales.  Institutional bookings were 18% of total bookings, compared to 14% a year ago.

•                  International Consumer bookings up 93%:  Sales to international consumers continued a strong growth trend, at $15.2 million compared to $7.9 million a year ago.  Rosetta Stone’s internal studies indicate that consumers outside the United States spend more on language-learning than their U.S. counterparts, and the company has moved to capitalize on that strong demand.  International bookings represented 18% of total bookings, up from 10% a year ago.

•                  Net Income down 59% — Net income for the fourth quarter of 2010 was $5.0 million, compared to $12.2 million a year earlier.  The decline in net income reflects lower contribution margin from the US consumer market and $1.7 million of marketing costs directly related to the launch of Version 4 TOTALe.  General and administrative expenses included approximately $900,000 of costs to reserve against uncollected Borders receivables.

Net income benefited from the reversal of valuation allowances on deferred tax assets of approximately $2.3 million, or $0.11 per diluted share.

•                  Operating EBITDA down 34%:  Operating EBITDA of $13.4 million, compared to $20.3 million a year ago, reflected lower operating income, partially offset by higher deferred revenue.

•                  Cash and Short-term Investments — Cash, cash equivalents and short-term investments were $122.2 million as of December 31, 2010, an increase of $12.4 million from September 30, 2010.  Net cash provided by operating activities in the quarter was $15.1 million, while cash used for capital expenditures was $2.6 million.

Full Year 2010 Operational and Financial Highlights

•                  Revenue up 3% year-over-year on sales bookings growth of 7%:  Bookings, which records executed sales contracts received by the company, grew on strength in both international and institutional sales, partially offset by declining sales to U.S. consumers.

	Twelve months ended
	Dec 31,	Dec 31,
	2010	2009*	change
Total units sold (000)	553.8	596.7	(7)%
Average sales price per unit	$392	$350	12%

*previously-reported data has been re-classified to include sales to home-school learners

Bookings for consumer sales reflected higher average prices per unit offset by a decline in total units sold.  Rosetta Stone sold 553,800 units in the year, down 7% from a year earlier, at an average price of $392 each, up 12% from a year ago.

•                  Increasingly diversified revenue:  Revenue from subscription sales represented 17% of total revenue for 2010, up from 13% in 2009.  Subscription bookings are derived primarily from institutional sales and from sales of Version 4 TOTALe to US consumers, which includes both product (software and hardware) and online-subscription components.  Rosetta Stone also offers some online-only subscriptions for consumers.  The mix of revenue from three primary client markets, US consumer, worldwide institutional and international consumer, also continued to diversify.

	Twelve months ended
	Dec 31,	Dec 31,
US$ thousands	2010	2009*	change
Sales bookings from
US consumers	173,758	191,541	(9)%
Worldwide institutions	62,920	53,508	18%
International consumers	43,242	17,585	146%

Global consumer revenue attributable to:
Direct to consumer	118,164	115,789	2%
Kiosks	34,999	40,565	(14)%
Global retail partners	51,100	52,711	(3)%

*previously-reported data has been re-classified to include sales to home-school learners in the consumer markets; it had previously been reported in the institutional market.

•                  US consumer bookings down 9%:  Consumer sales bookings in the United States were $173.8 million in 2010, compared to $191.5 million in 2009.  For the year, US consumers represented 62% of total bookings, down from 73% in 2009.

•                  Worldwide Institutional bookings up 18%:  Sales bookings from institutions increased to $62.9 million from $53.5 million in 2009, reflecting success in government, education and corporate sales.  Institutional bookings were 23% of total bookings, compared to 20% in 2009.

•                  International Consumer bookings up 146%:  Sales to international consumers were $43.2 million compared to $17.6 million in 2009.  Rosetta Stone’s internal studies indicate that consumers outside the United States spend more on language-learning than their U.S. counterparts, and the company has moved to capitalize on that strong demand.  International bookings for 2010 represents 15% of total bookings, compared to 7% for 2009.

•                  Net Income down 1% — Net income for the full year 2010 was $13.3 million, compared to $13.4 million in 2009.  Strong contribution from international consumer markets and worldwide institutional markets were more than offset by weakness in the US consumer market.  Net income in 2010 was also negatively affected by about $6.4 million of Version 4 launch costs, and Google litigation expense of $4.4 million from the first half of the year.

Net income for 2009 included approximately $22.4 million of costs for stock-based compensation expense, as the company awarded significant stock-based compensation in conjunction with its initial public offering.  Net income for 2010 reflects an effective tax rate of (3%) as a result of the changing geographic distribution of income and the benefit from the reversal of valuation allowances on deferred tax assets.

•                  Operating EBITDA down 24%:  Operating EBITDA of $44.7 million, compared to $59.0 million in 2009, primarily reflected lower operating income offset in part by increasing deferred revenue.

•                  Cash Flow and Financial Position — As of December 31, 2010, cash, cash equivalents and short-term investments were $122.2 million, an increase of approximately $27.0 million from December 31, 2009.  Net cash provided by operating activities in 2010 was $31.7 million, while cash used for capital expenditures was $8.3 million.

Financial Outlook

In 2011, Rosetta Stone plans to continue to invest in long-term growth opportunities outside the United States, including the opening of offices in new non-US locations, the launch of Version 4 TOTALe outside the U.S., and the introduction of a conversational English solution for Asian users.  The company also plans to continue investing in its institutional sales force to capture a higher share of a significant global market.  In the US consumer market, Rosetta Stone is taking steps to reposition its business.

Steve Swad, Rosetta Stone’s CFO, said, “Rosetta Stone has great opportunities ahead in the high-value institutional and international customer markets.  In addition, we are working to re-invigorate our sales to US consumers.  While uncertainty in the US consumer market clouds our visibility for full-year results, I am committed to being as transparent as possible with investors as we execute against operational targets.”

For the first quarter 2011, Rosetta Stone anticipates:

•                  Sales bookings of $52 to $56 million, reflecting 20-30% increased sales to international consumers and worldwide institutional clients combined, and a 25-30% decline in sales to US consumers.

•                  Revenue of $54 to $58 million.

•                  Net loss of $(7) to $(10) million, or $(0.34) to $(0.48) per diluted share

•                  Operating EBITDA of negative $10 million to negative $14 million.

•                  Basic weighted-average shares outstanding of approximately 20.7 million.

And for the full year 2011:

•                  Growth in total bookings versus 2010.

•                  Growth of 40% to 50% in combined sales bookings from international consumers and worldwide institutional customers.

•                  Lower sales bookings from US consumers.

•                  Growth in total revenue versus 2010.

•                  Lower operating income and Operating EBITDA versus 2010 attributable to lower contribution from US consumer sales and continued investment in international opportunities.

•                  Positive free cash flow

Non-Executive Chairman Appointment

Rosetta Stone also announced today the appointment of Laurence Franklin, 58, as non-executive chairman of the board of directors.  Mr. Franklin has served as a director of Rosetta Stone since May 2006.  Mr. Franklin is the retired president and chief executive officer of Tumi Inc., a manufacturer and retailer of luxury travel, business and lifestyle accessories, where he served from January 2002 until March 2009.  Mr. Franklin remains a board member of Tumi, and serves on the boards of several private companies.  Mr. Franklin succeeds Laura L. Witt, who will remain on the board of directors and continue to serve as chair of the compensation committee and chair of the corporate governance and nominating committee.

“Rosetta Stone’s board of directors and I are very pleased to be able to tap Laurence’s leadership as we reengineer our U.S. consumer business and execute on Rosetta Stone’s long term growth strategy,” said Adams.  “Laurence’s proven leadership in distribution channels, retail development and building international brands will be highly valuable as the board actively engages with management over the coming months on operational and strategic matters, especially as we comprehensively overhaul our strategy in the U.S. market, implement cost containment measures and optimize our organizational development efforts.”

Franklin stated, “I am deeply honored to be appointed chairman.  On behalf of the board, I want to thank Laura Witt for her service as chair for the past five years.  I look forward to contributing to the company’s future growth and development as the board works hand in hand with management to create a business model with strong, sustainable profitability and cash flow generation.”

The company also announced that Franklin would lead a new ‘office of the chairman’ through which FrankIin will work, on behalf of the board, with Rosetta Stone’s senior management to help bring the board’s collective experience to support the company as it takes important actions to significantly reposition its U.S. business go-to-market strategy.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA, which differs from GAAP in that it excludes amortization primarily related to acquired intangibles and stock-based compensation expenses and includes deferred revenue.  Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s Board of Directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-

based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2010, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings should be supplemented with Operating EBITDA as another indicator of the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  Rosetta Stone urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as the link to a webcast that the company will host to discuss the fourth quarter 2010 financial results and its outlook for fiscal year

2011.  The webcast, available at http://investors.rosettastone.com, is scheduled for today, February 28, 2011 at 4:30 p.m. eastern time (ET).

The webcast will be available live on the Investor Relations page of the company’s website at http://investors.rosettastone.com.  Investors may also dial in to the conference line at 888-293-6979 (USA/Canada) or +1-719-457-2653 (all others).  A recorded replay of the webcast will be available on the Investor Relations page of the company’s web site, http://investors.rosettastone.com, after the live discussion.  The replay will be also be available, until March 14, 2011, via telephone at 877-870-5176 (USA/Canada) or +1-858-384-5517 (all others), with the pass code 6164961.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages.  Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone.  Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world.  The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age.  The company is based in Arlington, Va. For more information, visit RosettaStone.com®.

“Rosetta Stone” and “TOTALe” are registered trademarks of Rosetta Stone Ltd.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe product on our industry; the appeal and efficacy of Version 4 TOTALe; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans to increase our kiosks and retail relationships; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the year period ended December 31, 2009, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
703-522-9970	Reilly Brennan, 703-387-5863
ir@rosettastone.com	rbrennan@rosettastone.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)
Revenue:
Product	$61,565	$68,886	$215,590	$218,549
Subscription and service	12,715	9,425	43,278	33,722
Total revenue	74,280	78,311	258,868	252,271

Cost of revenue:
Cost of product revenue	9,507	9,330	32,549	30,264
Cost of subscription and service revenue	2,819	959	6,450	3,163
Total cost of revenue	12,326	10,289	38,999	33,427

Gross profit	61,954	68,022	219,869	218,844

Operating expenses
Sales and marketing	38,984	31,876	130,879	114,899
Research and development	5,837	5,170	23,437	26,239
General and administrative	14,548	12,207	53,239	57,174
Lease Abandonment	—	—	(583)	—
Total operating expenses	59,369	49,253	206,972	198,312

Income from operations	2,585	18,769	12,897	20,532

Other income and (expense):
Interest income	71	50	262	159
Interest expense	(42)	(8)	(66)	(356)
Other income (expense)	(61)	31	(220)	112
Total other income (expense)	(32)	73	(24)	(85)

Income before income taxes	2,553	18,842	12,873	20,447
Income tax provision (benefit)	(2,412)	6,685	(411)	7,084

Net income	$4,965	$12,157	$13,284	$13,363

Net income per share:
Basic	$0.24	$0.60	$0.65	$0.89
Diluted	$0.23	$0.58	$0.63	$0.67

Common shares and equivalents outstanding:
Basic weighted average shares	20,652	20,216	20,439	14,990
Diluted weighted average shares	21,265	20,968	21,187	19,930

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$115,756	$95,188
Restricted cash	85	50
Short term investments	6,410	—
Accounts receivable (net of allowance for doubtful accounts of $1,761 and $1,349, respectively)	48,056	37,400
Inventory, net	9,928	8,984
Prepaid expenses and other current assets	7,763	7,447
Income tax receivable	2,210	—
Deferred income taxes	11,159	6,020
Total current assets	201,367	155,089

Property and equipment, net	21,073	18,374
Goodwill	34,856	34,838
Intangible assets, net	10,948	10,704
Deferred income taxes	6,498	5,565
Other assets	1,732	872
Total assets	$276,474	$225,442

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,631	$1,605
Accrued compensation	10,514	10,463
Other current liabilities	32,625	25,638
Deferred revenue	41,965	24,291
Income tax payable	—	4,184
Total current liabilities	92,735	66,181

Deferred revenue	5,193	1,815
Other long-term liabilities	230	1,011
Total liabilities	98,158	69,007

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 20,975 and 20,440 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	2	2
Additional paid-in capital	139,022	130,872
Accumulated income	39,069	25,785
Accumulated other comprehensive income (loss)	223	(224)
Total stockholders’ equity	178,316	156,435
Total liabilities and stockholders’ equity	$276,474	$225,442

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)
Cash Flows From Operating Activities:
Net income	$4,965	$12,157	$13,284	$13,363
Adjustments to reconcile net income to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	1,398	1,057	4,387	22,150
Bad debt expense	1,273	(22)	1,750	911
Depreciation and amortization	1,900	1,514	6,615	5,428
Amortization of deferred financing costs	—	—	—	209
Deferred income tax benefit	(5,331)	(2,475)	(6,057)	(2,475)
Loss on disposal of equipment	3	2	37	42
Net change in:
Restricted cash	23	14	(30)	(16)
Accounts receivable	(2,910)	3,023	(12,260)	(11,779)
Inventory	1,858	(123)	(935)	(3,916)
Prepaid expenses and other current assets	(1,797)	4,089	(236)	(1,006)
Other assets	(393)	(13)	(761)	(429)
Accounts payable	6,329	(1,853)	5,987	(1,604)
Accrued compensation	2,611	2,874	(16)	1,905
Other current liabilities	(4,618)	2,915	6,106	5,678
Income tax payable	2,480	2,852	(5,028)	3,188
Excess tax benefit from stock options exercised	(35)	—	(1,377)	(336)
Other long-term liabilities	(264)	(111)	(789)	(463)
Deferred revenue	7,582	(1,018)	21,029	10,300
Net cash provided by operating activities	15,074	24,882	31,706	41,150

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,560)	(1,285)	(8,256)	(8,455)
Purchaes of available-for-sale securities	(6,410)	—	(6,410)	—
Acquisition, net of cash acquired	(225)	(100)	(225)	(100)
Net cash used in investing activities	(9,195)	(1,385)	(14,891)	(8,555)

Cash Flows From Financing Activities:
Proceeds from common stock issuance, net of issuance costs	—	(150)	—	49,037
Proceeds from the exercise of stock options	345	371	2,387	473
Tax benefit of stock options exercised	35	335	1,377	336
Payment of payroll taxes on net common stock issuance	—	—	—	(7,887)
Payment of payroll taxes on stock options exercised	—	—	—	(89)
Proceeds from long-term debt	—	—	—	9,929
Principal payments under long-term debt	—	—	—	(19,839)
Payments under capital lease obligations and acquisition liabilities	(364)	—	(367)	(3)
Net cash provided by financing activities	16	556	3,397	31,957

Increase in cash and cash equivalents	5,895	24,053	20,212	64,552

Effect of exchange rate changes in cash and cash equivalents	47	(33)	356	10

Net increase in cash and cash equivalents	5,942	24,020	20,568	64,562

Cash and cash equivalents—beginning of period	109,814	71,168	95,188	30,626

Cash and cash equivalents—end of period	$115,756	$95,188	$115,756	$95,188

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Adjustments	non-GAAP	GAAP	Adjustments	non-GAAP
Revenue:
Product	$61,565	$—	$61,565	$68,886	$—	$68,886
Subscription and service	$12,715	—	12,715	9,425	—	9,425
Total revenue	74,280	—	74,280	78,311	—	78,311

Cost of revenue:
Cost of product revenue (1)	9,507	(10)	9,497	9,330	(12)	9,318
Cost of subscription and service revenue	2,819	—	2,819	959	—	959
Total cost of revenue	12,326	(10)	12,316	10,289	(12)	10,277

Gross profit	61,954	10	61,964	68,022	12	68,034

Operating expenses
Sales and marketing(2)	38,984	(227)	38,757	31,876	(157)	31,719
Research and development(3)	5,837	(292)	5,545	5,170	(294)	4,876
General and administrative(4)	14,548	(868)	13,680	12,207	(593)	11,614
Total operating expenses	59,369	(1,387)	57,982	49,253	(1,044)	48,209

Income from operations	2,585	1,397	3,982	18,769	1,056	19,825

Other income and (expense):
Interest income	71	—	71	50	—	50
Interest expense	(42)	—	(42)	(8)	—	(8)
Other income (expense)	(61)	—	(61)	31	—	31
Total other income (expense)	(32)	—	(32)	73	—	73

Income before income taxes	2,553	1,397	3,950	18,842	1,056	19,898
Income tax provision (benefit) (5)	(2,412)	524	(1,888)	6,685	396	7,081

Net income	$4,965	$873	$5,838	$12,157	$660	$12,817

Net income per share:
Basic	$0.24		$0.28	$0.60		$0.63
Diluted	$0.23		$0.27	$0.58		$0.61

Common shares and equivalents outstanding:
Basic weighted average shares	20,652		20,652	20,216		20,216
Diluted weighted average shares	21,265		21,265	20,968		20,968

(1)  Represents stock based compensation expense of $10 and $12 in 2010 and 2009, respectively

(2)  Represents stock based compensation expense of $227 and $157 in 2010 and 2009, respectively

(3)  Represents stock based compensation expense of $292 and $294 in 2010 and 2009, respectively

(4)  Represents stock based compensation expense of $868 and $593 in 2010 and 2009, respectively

(5)  Non-GAAP tax rate of 37.5%

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Adjustments	non-GAAP	GAAP	Adjustments	non-GAAP
Revenue:
Product	$215,590	$—	$215,590	$218,549	$—	$218,549
Subscription and service	43,278	—	43,278	33,722	—	33,722
Total revenue	258,868	—	258,868	252,271	—	252,271

Cost of revenue:
Cost of product revenue (1)	32,549	(39)	32,510	30,264	(34)	30,230
Cost of subscription and service revenue	6,450	—	6,450	3,163	—	3,163
Total cost of revenue	38,999	(39)	38,960	33,427	(34)	33,393

Gross profit	219,869	39	219,908	218,844	34	218,878

Operating expenses
Sales and marketing(2)	130,879	(832)	130,047	114,899	(1,046)	113,853
Research and development(3)	23,437	(1,181)	22,256	26,239	(6,031)	20,208
General and administrative(4)	53,239	(2,393)	50,846	57,174	(15,518)	41,656
Lease abandonment	(583)	—	(583)	—	—	—
Total operating expenses	206,972	(4,406)	202,566	198,312	(22,595)	175,717

Income from operations	12,897	4,445	17,342	20,532	22,629	43,161

Other income and (expense):
Interest income	262	—	262	159	—	159
Interest expense	(66)	—	(66)	(356)	—	(356)
Other income (expense)	(220)	—	(220)	112	—	112
Total other income (expense)	(24)	—	(24)	(85)	—	(85)

Income before income taxes	12,873	4,445	17,318	20,447	22,629	43,076
Income tax provision (benefit) (5)	(411)	1,667	1,256	7,084	8,486	15,570

Net income	$13,284	$2,778	$16,062	$13,363	$14,143	$27,506

Net income per share:
Basic	$0.65		$0.79	$0.89		$1.83
Diluted	$0.63		$0.76	$0.67		$1.38

Common shares and equivalents outstanding:
Basic weighted average shares	20,439		20,439	14,990		14,990
Diluted weighted average shares	21,187		21,187	19,930		19,930

(1)  Represents stock based compensation expense of $39 and $34 in 2010 and 2009, respectively

(2)  Represents stock based compensation expense of $774 and $627 in 2010 and 2009, respectively as well as $377 of IPO related compensation expense in 2009 and amortization of intangible expense of $58 and $42 in 2010 and 2009, respectively

(3)  Represents stock based compensation expense of $1,181 and $998 in 2010 and 2009, respectively as well as $5,033 of IPO related compensation expense in 2009

(4)  Represents stock based compensation expense of $2,393 and $1,956 in 2010 and 2009, respectively as well as $13,393 of IPO related compensation expense in 2009 and $169 of fees associated with the company’s canceled secondary stock offering in 2009

(5)  Non-GAAP tax rate of 37.5%

ROSETTA STONE INC.

Reconciliation of Net Income to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income	$4,965	$12,157	$13,284	$13,363
Interest (income)/expense, net	(29)	(42)	(196)	197
Income tax expense (benefit)	(2,412)	6,685	(411)	7,084
Depreciation and amortization	1,900	1,514	6,615	5,428
Stock-based and IPO-related compensation	1,398	1,057	4,387	22,418
Fees associated with canceled secondary stock offering	—	—	—	169
Adjusted EBITDA	$5,821	$21,370	$23,679	$48,659

Change in deferred revenue	7,535	(1,055)	21,052	10,362
Operating EBITDA	$13,356	$20,315	$44,731	$59,021